Exhibit 99.1
Delek US Holdings Announces Addition to Board of Directors

BRENTWOOD, Tenn., January 20, 2021 -- Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced the appointment of Laurie Z. Tolson to the Board of Directors effective January 20, 2021.
“We are pleased to welcome Laurie to our board.” said Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US. “Laurie’s background in technology adds yet another aspect of diversity and perspective to our Board and complements the company’s drive to utilize technology to enhance operations. To highlight our recent progress in technology implementation, I would encourage shareholders to view this short video link (https://youtu.be/HRi2wHuTHMY), also posted to the Delek website, Technology - Leading the Future. We strongly believe technology advancements will lead to progressively improving efficiency, reliability and safety of our workforce and Laurie’s background will assist us in our journey. Laurie’s appointment, following a careful vetting of candidates over the past few months, builds on momentum toward our commitment of achieving no less than 30% of females or racially diverse Board members by 2022.”

Laurie Z. Tolson, age 60, has served on the Board of Directors at Fenix Marine Services, which operates one of the largest container terminals in the Port of Los Angeles. Since March 2020, Ms. Tolson has been the chief executive officer of Tolson Consulting Company, where she advises companies on digital transformation strategies. From 2017 to 2020, Ms. Tolson previously served as the chief digital officer of GE Transportation, a division of Wabtec Corporation (NYSE:WAB), which manufactures equipment for the railroad, marine, mining, drilling and energy generation industries. Prior to that, Ms. Tolson worked at ABB Ltd. (NYSE:ABB), a manufacturer of electrification, industrial automation, and robotics and motion products for customers in utilities, industry, transport and infrastructure worldwide, first as executive vice president of research and development, product management and marketing from 2012 to 2016, and then as global head of the enterprise software group from 2016 to 2017. Ms. Tolson’s experience also includes five years as vice president, software, at Dell Inc., a global information technology company, and 13 years as vice president, Java software group, at Sun Microsystems, Inc., a software development and network infrastructure provider. Ms. Tolson attended Point Loma Nazarene University where she graduated with a Bachelor of Arts degree in business administration and economics and minor in computer science, and she holds an MBA from National University in La Jolla, California.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, asphalt, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.

The logistics operations consist of Delek Logistics Partners, LP (NYSE:DKL) (“Delek Logistics”). Delek US and its affiliates also own the general partner and an approximate 80 percent limited partner interest in Delek Logistics. Delek Logistics is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

The convenience store retail business operates approximately 253 convenience stores in central and west Texas and New Mexico.

Investor Relations Contacts:
Blake Fernandez, Senior Vice President of Investor Relations and Market Intelligence, 615-224-1312

Media/Public Affairs Contact:
Michael P. Ralsky, Vice President - Government Affairs, Public Affairs & Communications, 615-435-1407

Information about Delek US Holdings, Inc. can be found on its website (www.delekus.com), investor relations webpage (ir.delekus.com), news webpage (www.delekus.com/news) and its Twitter account (@DelekUSHoldings).